UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2006

Hiland Partners, LP

(Exact name of registrant as specified in its charter)

DELAWARE	000-51120	71-0972724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 West Male, Suite 1100

Enid, Oklahoma 73701

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (580) 242-6040

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2006, Hiland Partners, LP (the “Partnership”) entered into a Unit Purchase Agreement (the “Unit Purchase Agreement”) by and between the Partnership and Hiland Partners GP, LLC, the general partner of the Partnership (the “General Partner”), pursuant to which the General Partner purchased 761,714 common units (the “Common Units”) and 15,545 general partner units (the “General Partner Units,” and together with the Common Units, the “Units”) for an aggregate purchase price of $35 million. The Partnership will issue the Units to the General Partner on May 10, 2006. Harold Hamm, the Chairman of the Board of Directors of the General Partner, Randy Moeder, the Chief Executive Officer and President of the General Partner, and Ken Maples, the Chief Financial Officer of the General Partner, and certain of their affiliates, directly or indirectly own a substantial portion of the outstanding economic membership interests in the General Partner. In addition, Mr. Hamm indirectly controls the General Partner though his ownership of 94% of the outstanding voting membership interests in the General Partner. Because of the interests of Mr. Hamm, Mr. Moeder and Mr. Maples, the Conflicts Committee of the Board of Directors of the General Partner evaluated and approved the purchase and sale of the Units. For a description of the beneficial ownership of the General Partner, please see Item 12 of the Partnership’s Annual Report on Form 10-K filed March 30, 2006.

A copy of the Unit Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. Please see Item 3.02 for more information regarding this transaction.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 1, 2006, the Partnership, through its wholly owned operating subsidiary, Hiland Operating, LLC (“Operating”),  completed its previously announced acquisition of certain Eastern Oklahoma gathering assets from Enogex Gas Gathering, L.L.C. (“Enogex”) for $93 million plus an additional $2.3 million in reimbursement of certain costs.

The acquired assets, which are located in the Eastern Oklahoma Arkoma Basin, include five separate low pressure natural gas gathering systems consisting of over 550 miles of natural gas gathering pipelines that are currently gathering approximately 145,000 Mcf/d and 23 compressor units capable of nearly 40,000 horsepower of compression. The assets include:

•                                          the Wildlife Gathering System, which has approximately 300 active wellhead receipt points and nine compressor units;

•                                          the Limestone Gathering System, which has approximately 65 active wellhead receipt points and three compressor units;

•                                          the Hartshorne Gathering System, which has approximately 120 active wellhead receipt points and three compressor units;

•                                          the Dog-Creek-McFerran Gathering System, which has approximately 90 active wellhead receipt points and six compressor units; and

•                                          the South Bokoshe-Milton Gathering System, which has approximately 80 active wellhead receipt points and two compressor units.

The acquisition, together with certain transaction costs, were primarily financed through the borrowing of $61.3 million under the Partnership’s existing revolving credit facility. The Partnership financed the balance of the purchase price through the sale of $35 million of equity to the General Partner, which consisted of  761,714 common units at a per unit price of $45.03 and 15,545 general partner units at a per unit price of $45.03. Please see Item 3.02 below for more information regarding the issuance of common and general partner units by the Partnership.

A copy of the Asset Purchase Agreement by and between Enogex and Operating is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

On May 1, 2006, the Partnership borrowed $61.3 million under its existing secured credit facility (the “Credit Facility”) with MidFirst Bank, a federally chartered savings association located in Oklahoma City, Oklahoma, in connection with the acquisition of the Eastern Oklahoma gathering assets from Enogex described above. For information concerning the terms and conditions of the Credit Facility, including prepayments, representations and warranties, covenants, events of default and the text of the Credit Agreement and the First Amendment to the Credit Agreement, please see exhibit 10.1 to the Partnership’s Annual Report on Form 10-K filed March 30, 2005 and the Current Report on Form 8-K filed September 29, 2005, which information is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

As discussed above in Items 1.01 and 2.01 of this Current Report, the Partnership, on May 1, 2006, sold 761,714 common units and 15,545 general partner units to the General Partner pursuant to the Unit Purchase Agreement for an aggregate purchase price of $35 million. The Partnership will issue the Units to the General Partner on May 10, 2006. The Units were offered in reliance upon the exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Unit Purchase Agreement dated May 1, 2006 by and between Hiland Partners, LP and Hiland Partners GP, LLC.

10.2	Asset Purchase Agreement dated March 30, 2006 by and between Hiland Operating, LLC and Enogex Gas Gathering, L.L.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILAND PARTNERS, LP

	By:	Hiland Partners GP, LLC,
its General Partner

	By:	/s/ Ken Maples
		Name:	Ken Maples
		Title:	Chief Financial Officer, Vice President— Finance, Secretary and Director
May 3, 2006

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

10.1	Unit Purchase Agreement dated May 1, 2006 by and between Hiland Partners, LP and Hiland Partners GP, LLC.

10.2	Asset Purchase Agreement dated March 30, 2006 by and between Hiland Operating, LLC and Enogex Gas Gathering, L.L.C.